UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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CARRAMERICA REALTY CORPORATION

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1850 K Street, N.W.

Washington, D.C. 20006

June 27, 2006

Dear stockholder,

As you know, we are holding a special meeting of stockholders of CarrAmerica Realty Corporation on Tuesday, July 11, 2006 at 1:00 p.m. Eastern time, at The Willard Intercontinental Hotel, Crystal Ballroom, 1401 Pennsylvania Avenue, N.W., Washington, D.C. At the special meeting, holders of CarrAmerica Realty Corporation’s common stock entitled to vote will be asked to approve the merger of CarrAmerica Realty Corporation with and into Nantucket Acquisition Inc., which we refer to as the merger, the Agreement and Plan of Merger, dated as of March 5, 2006, as amended, among CarrAmerica Realty Corporation, certain of its subsidiaries and affiliates of The Blackstone Group, which we refer to as the merger agreement, and the other transactions contemplated by the merger agreement. If the merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $44.75 in cash, without interest and less any applicable withholding taxes, in exchange for each share you own.

On or about June 5, 2006, we mailed to you a detailed proxy statement that contains a description of the proposed merger and other important information for you to consider in connection with the proposed merger. The attached proxy statement supplement contains a description of certain modifications to the merger agreement and certain additional information supplementing the proxy statement. I urge you to read this proxy statement supplement carefully together with the proxy statement we have previously sent to you regarding the merger.

The additional information contained in the proxy statement supplement is being provided in connection with our entry into a memorandum of understanding regarding the settlement of two purported stockholder class action lawsuits filed against us and each of our directors. The settlement will not affect the amount of merger consideration to be paid in the merger. The lawsuits and memorandum of understanding are described more fully in the proxy statement supplement.

After careful consideration, our board of directors approved the merger, the merger agreement, and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of CarrAmerica Realty Corporation and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Your vote is very important regardless of the number of shares of our common stock that you own. If you have not already done so, please cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Thank you for your cooperation and continued support.

Very truly yours,

Thomas A. Carr
Chief Executive Officer and Chairman of the Board of Directors

This proxy statement supplement is dated June 27, 2006 and is first being mailed, along with the attached proxy card, to our stockholders on or about June 28, 2006.

1850 K Street, N.W.

Washington, D.C. 20006

PROXY STATEMENT SUPPLEMENT

INTRODUCTION

This document supplements the proxy statement, dated June 1, 2006, previously provided to you in connection with the proposed merger of CarrAmerica Realty Corporation, which we refer to as “we,” “us,” “our” or “CarrAmerica,” with and into Nantucket Acquisition Inc., pursuant to the Agreement and Plan of Merger, dated as of March 5, 2006, as amended, among CarrAmerica Realty Corporation, certain of its subsidiaries and affiliates of The Blackstone Group, which we refer to as the merger agreement. This document includes a description of certain modifications to the merger agreement and certain additional information, which is being provided in connection with our entry into a memorandum of understanding regarding the settlement of two purported stockholder class action lawsuits filed against us and each of our directors. The lawsuits and the memorandum of understanding are described more fully below. Except as described in this document, the information provided in the proxy statement continues to apply.

To the extent that information in this document differs from, updates or conflicts with information contained in the original proxy statement, the information in this document is more current. If you need another copy of the original proxy statement, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

If you were a common stockholder of record as of the close of business on May 22, 2006, the record date, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning a previously provided proxy card or the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If you have already submitted a proxy, you are not required to submit a new proxy card. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Your vote is very important regardless of the number of shares of our common stock that you own. If you have not already done so, please cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

LITIGATION RELATING TO THE MERGER

As previously disclosed in the proxy statement under the heading “The Mergers—Litigation Relating to the Merger,” on March 9, 2006 and March 10, 2006 two purported stockholder class action lawsuits related to the merger agreement were filed in the Superior Court of the District of Columbia and the Circuit Court for Baltimore City, respectively, naming us and each of our directors as defendants.

On June 26, 2006, we and the other defendants entered into a memorandum of understanding with the plaintiffs regarding the settlement of both lawsuits. In connection with the settlement, we agreed to make certain modifications to the merger agreement and to make certain additional disclosures to our stockholders, which are contained in this proxy statement supplement. Subject to the completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions including court approval following notice to the stockholders of CarrAmerica Realty Corporation and consummation of the merger. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay $930,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court.

The settlement will not affect the amount of merger consideration to be paid in the merger.

We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the merger, we and our directors agreed to the settlement described above. We and the other defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

AMENDMENTS TO THE MERGER AGREEMENT AND RELATED SUPPLEMENTAL INFORMATION

Pursuant to the memorandum of understanding, we and affiliates of The Blackstone Group have agreed to modify the Agreement and Plan of Merger, dated as of March 5, 2006, among CarrAmerica Realty Corporation, certain of its subsidiaries and affiliates of The Blackstone Group, as follows:

•	The first sentence of Section 7.04(c) of the Merger Agreement shall be amended as follows (new text is underlined and deleted text is stricken through):

“Subject to the Company Parties’ compliance with the provisions of this Section 7.04, and only prior to the Company Stockholder Approval, following the receipt by the Company or any Subsidiary of a written Acquisition Proposal, the Company Board may (directly or through Representatives) (I) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether the proposal for an Acquisition Proposal ~~is reasonably likely to~~ could result in a Superior Proposal, ~~and~~ (II) if the Company Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal ~~is reasonably likely to~~ could result in a Superior Proposal, the Company Board thereafter may ~~(i)~~ furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such proposal (provided that the Company (A) has previously or concurrently furnished such information to Parent and (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement), and (III) if the Company Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, the Company Board thereafter may ~~(ii)~~ (i) participate in negotiations regarding such proposal, ~~(iii)~~ (ii) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, recommend that the Company’s stockholders approve such Superior Proposal and, in connection therewith, withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation, or ~~(iv)~~ (iii) other than in connection with an Acquisition Proposal, withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation (any event described in ~~this~~ clause ~~(iv)~~ (ii) or clause (iii) above, a “Change in Recommendation”) but in each case referred to in clauses (i) through ~~(iv)~~ (iii) only if, after complying with this Section 7.04(c), the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties to the Company’s stockholders under applicable Law.”

•	The “Company Termination Fee” as defined in Section 9.03(d) will be reduced from $85 million to $70 million; and

•	All references in Clause (E) of Section 9.01(h) to “three Business Day period” shall be changed to “two Business Day period.”

In connection with the amendment to the merger agreement, we are supplementing certain information in our proxy statement. The supplemental information is set forth below. New text is underlined and deleted text is stricken through.

The disclosure in the last bullet point on page 12 of the proxy statement under the heading “Summary—Termination of the Merger Agreement” is revised as follows:

“during the ~~three~~ two business days following the receipt by Nantucket Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Nantucket Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the mergers;”

The disclosure in the first bullet point on page 13 of the proxy statement under the heading “Summary—Termination of the Merger Agreement” is revised as follows:

“our board of directors has determined in good faith, after the end of such ~~three~~ two business day period, after considering the results of such negotiations and any revised proposals made by Nantucket Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and”

The disclosure in the first sentence on page 13 of the proxy statement under the heading “Summary—Termination Fee and Expenses” is revised as follows:

“We have agreed to pay to Nantucket Parent a termination fee of ~~$85 million~~ $70 million and to reimburse Nantucket Parent’s, MergerCo’s and the Merger Partnerships’ reasonable transaction expenses up to a limit of $7.5 million if:”

The disclosure in the second full paragraph on page 69 of the proxy statement and the four bullet points that follow such paragraph on pages 69 and 70 of the proxy statement under the heading “The Merger Agreement—No Solicitation of Transactions” is revised as follows:

“Prior to the approval of the merger by our stockholders, following the receipt of an unsolicited written acquisition proposal, our board of directors may contact such person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, to determine whether such acquisition proposal ~~is reasonably likely to~~ could result in a superior proposal and, if our board of directors determines in good faith, after consultation with its legal and financial advisors, that such acquisition proposal ~~is~~

~~reasonably likely to~~ could result in a superior proposal ~~and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with its duties to our stockholders under applicable law~~, our board of directors may furnish non-public information with respect to us and our subsidiaries to ~~such~~ the person who made such proposal, provided that we have caused such person to enter into a confidentiality agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with an affiliate of Nantucket Parent and we concurrently disclose the same non-public information to Nantucket Parent if not previously disclosed.

Also, prior to the approval of the merger by our stockholders, following the receipt of an unsolicited written acquisition proposal, if our board of directors determines in good faith, following consultation with its legal and financial advisors, that such acquisition proposal is reasonably likely to result in a superior proposal and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with its duties to our stockholders under applicable law, our board of directors may:

•	participate in negotiations regarding such proposal;

•	following receipt of a written acquisition proposal that constitutes a superior proposal, recommend to our stockholders that they approve such superior proposal and, in connection therewith, withdraw or modify in a manner adverse to Nantucket Parent, or fail to make, our board of directors’ recommendation that our stockholders approve the merger agreement and the merger; or

•	other than in connection with an acquisition proposal, withdraw or modify in a manner adverse to Nantucket Parent, or fail to make, our board of directors’ recommendation that our stockholders approve the merger agreement and the merger.”

The disclosure in the thirteenth bullet point beginning on page 75 and continuing onto page 76 of the proxy statement under the heading “The Merger Agreement—Termination” is revised as follows:

“during the ~~three~~ two business days following the receipt by Nantucket Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Nantucket Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the mergers and other transactions contemplated by the merger agreement;”

The disclosure in the first full bullet point on page 76 of the proxy statement under the heading “The Merger Agreement—Termination” is revised as follows:

“our board of directors has determined in good faith, after the end of such ~~three~~ two business day period, after considering the results of such negotiations and any revised proposals made by Nantucket Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and”

The disclosure in the first clause of the first sentence under the heading “The Merger Agreement—Termination Fee and Expenses” on page 76 of the proxy statement is revised as follows:

“We have agreed to pay to Nantucket Parent a termination fee of ~~$85 million~~ $70 million and to reimburse Nantucket Parent’s, MergerCo’s and the Merger Partnerships’ reasonable transaction expenses up to a limit of $7.5 million if:”

SUPPLEMENTAL INFORMATION

The following information is in addition to, and is intended to supplement, the information set forth in the proxy statement. This information should be read in conjunction with the proxy statement, which we urge you to read in its entirety.

Management Projections

Other than historically providing periodic earnings guidance, we do not as a matter of course make public our management’s forecasts or projections of future performance or earnings. In connection with the proposed merger and the settlement of the litigation, we have determined to make available to our stockholders projections of our anticipated future operating performance for the three fiscal years ending 2006 through 2008 that were finalized by our management in January 2006. These projections were provided to Goldman, Sachs & Co., or Goldman Sachs, in January 2006 in connection with the rendering of its fairness opinion and to The Blackstone Group and other potential bidders in connection with their due diligence in anticipation of a potential acquisition of us. The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, or SEC, the guidelines established by the American Institute of Certified Public Accountants for prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm has not compiled or examined any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them.

The projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, general economic, market, interest rate and financial conditions, the availability and cost of capital for future investments, our ability to lease or re-lease space at current or anticipated rents, changes in the supply of and demand for our properties, risks and uncertainties associated with the development, acquisition or disposition of properties, competition within the industry, real estate and market conditions, and other matters. None of the assumptions underlying the projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which may also cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the information set forth below should not be regarded as an indication that the projections will be an accurate prediction of future events, that any recipient of the projections considered, or now considers, them to be a reliable predictor of future events, and they should not be relied on as such. No one has made, or makes, any representation regarding the information contained in the projections and, except as required by applicable securities laws, neither we nor The Blackstone Group intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

CarrAmerica Realty Corporation

Management Projections Summary (1)

	Projected 2006	Projected 2007	Projected 2008
	(in millions, except Dividend Per Share)
Property Operating Income (2)	$304.0	$322.0	$320.0
Net Income (3)	17.7	27.4	46.4
Diluted Funds From Operations (4)	165.3	178.2	189.7
Dividend Per Share (5)	$2.00	$2.00	$2.00

(1)	Management’s future projections include the estimated impact of future development efforts contemplated during management’s planning processes, some of the estimated development would be on land not presently controlled by the Company.

(2)	Does not include CarrAmerica’s pro rata share of the property operating income of unconsolidated joint ventures, which was provided to Goldman Sachs and The Blackstone Group and other potential bidders in connection with their due diligence in anticipation of a potential acquisition of us. Property operating income is the performance measure used to assess the results of our real estate property segment. Although property operating income is a widely used measure of operating performance for real estate companies, property operating income does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. We believe that the presentation of property operating income is helpful to investors as a measure of the operating performance of our office properties because it excludes items that do not relate to or are not indicative of operating performance of the properties (including interest and depreciation and amortization) and which can make comparison of operating performance between fiscal periods more difficult.
(3)	Projected net income does not include any potential gains, losses or asset impairments associated with property dispositions, including those dispositions currently in process or contemplated.
(4)	Funds from operations, which we refer to as FFO, is a widely used measure of operating performance for real estate companies. We provide FFO as a supplement to net income calculated in accordance with GAAP. Although FFO is a widely used measure of operating performance for real estate companies, FFO does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and FFO should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. We believe that FFO is helpful to investors as a measure of our performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gain and losses on sales of real estate and real estate related depreciation and amortization, which can make comparison of operating performance between fiscal periods more difficult. Our management believes, however, that FFO, by excluding such items, which can vary among owners of similar assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO may not be comparable to FFO reported by other REITs.
(5)	The Board of Directors of CarrAmerica has not authorized or declared any future dividends.

Reconciliation of Diluted Funds from Operations to Net Income

	Projected 2006	Projected 2007	Projected 2008
	(In millions)
Net income	$17.7	$27.4	$46.4
Depreciation and amortization	156.9	161.1	153.4
Minority interest	6.8	5.9	6.1
Preferred stock dividends and dividends on unvested restricted stock	(16.1)	(16.2)	(16.2)

Diluted funds from operations	$165.3	$178.2	$189.7

	Projected 2006	Projected 2007	Projected 2008
	(In millions)
Property operating income	$304.0	$322.0	$320.0
Less: Interest expense	(122.4)	(125.9)	(111.9)
General and administrative expense	(42.9)	(43.9)	(44.5)
Depreciation and amortization	(143.0)	(147.2)	(139.4)
Income taxes	(0.8)	(0.8)	(0.8)
Minority interest	(8.2)	(7.2)	(7.5)
Add: Real estate service revenue	22.9	20.8	21.3
Other income	8.1	9.6	9.2

Net income	$17.7	$27.4	$46.4

Other Supplements To Proxy Statement

In connection with the settlement of the litigation we have agreed to supplement certain disclosure in our proxy statement. The supplements are set forth below. New text is underlined and deleted text is stricken through.

The disclosure on pages 1 and 2 of the proxy statement under the heading “Summary—The Parties to the Mergers” regarding Carr Realty Holdings, L.P. and CarrAmerica Realty, L.P. is revised as follows:

“Carr Realty Holdings, L.P., which we refer to as CRH LP, is a Delaware limited partnership. Our operating partnership is the sole general partner of CRH LP and owns approximately 83.2% of the units of limited partner interest in CRH LP. Certain of the assets that we own are owned through CRH LP. Approximately 16.8% of the units of limited partner interest in CRH LP are held by third parties, including Mr. Thomas A. Carr, our Chairman and Chief Executive Officer, that contributed properties to CRH LP or its predecessor or their subsidiaries in exchange for such units.”

“CarrAmerica Realty, L.P., which we refer to as CAR LP, is a Delaware limited partnership. CarrAmerica Realty GP Holdings, LLC, a wholly-owned subsidiary of our operating partnership that we refer to as the CAR LP general partner, is the sole general partner of CAR LP. Another wholly-owned subsidiary of our operating partnership owns approximately 93.5% of the units of limited partner interest in CAR LP. Certain of the assets that we own are owned through CAR LP. Approximately 6.5% of the units of limited partner interest in CAR LP are held by third parties that contributed properties to CAR LP or its subsidiaries in exchange for such units. We refer to CAR LP and CRH LP collectively as the DownREIT partnerships.”

The following revisions have been made to the disclosure on page 22 of the proxy statement under the heading “The Parties to the Mergers” regarding CRH LP. and CAR LP:

“CRH LP is a Delaware limited partnership. Our operating partnership is the sole general partner of CRH LP and owns approximately 83.2% of the units of limited partner interest in CRH LP. Certain of the assets that we own are owned through CRH LP. Approximately 16.8% of the units of limited partner interest in CRH LP are held by third parties, including Mr. Thomas A. Carr, our Chairman and Chief Executive Officer, that contributed properties to CRH LP or its predecessor or their subsidiaries in exchange for such units.”

“CAR LP is a Delaware limited partnership. CarrAmerica Realty GP Holdings, LLC, a wholly-owned subsidiary of our operating partnership that we refer to as the CAR LP general partner, is the sole general partner of CAR LP. Another wholly-owned subsidiary of our operating partnership owns approximately 93.5% of the units of limited partner interest in CAR LP. Certain of the assets that we own are owned through CAR LP. Approximately 6.5% of the units of limited partner interest in CAR LP are held by third parties that contributed properties to CAR LP or its subsidiaries in exchange for such units.”

The disclosure in the second full paragraph on page 32 of the proxy statement under the heading “The Mergers—Background of the Merger” is revised as follows:

“On February 10, 2006, our board of directors held a special meeting to discuss Company C’s offer, the preliminary proposal received from Company A and other possible alternatives, including remaining an independent company and continuing to pursue our strategic plan and the possibility of approaching other third parties that could be interested in pursuing an acquisition of CarrAmerica. At the meeting, Mr. Carr described the status of negotiations with Company C and the preliminary proposal from Company A. Representatives from Goldman Sachs then discussed with the board its updated preliminary financial analysis of CarrAmerica, its preliminary evaluation of the financial terms of Company C’s offer, the identities of other potential parties that could be interested in pursuing a strategic transaction with CarrAmerica, and the process of approaching potential purchasers that could be undertaken by us. After a discussion among the members of the board, members of senior management and representatives of Goldman Sachs and Hogan & Hartson, our board of directors resolved to reject Company C’s offer and to terminate discussions with Company C. The board of directors also authorized contacts with Blackstone, Company A, Company B and the real estate investment division of a large global financing company, which we refer to as Company E, to determine their interest in pursuing a potential transaction with CarrAmerica. These parties were selected because the board believed they would have a high likelihood of interest in pursuing a transaction with us and would have the financial resources to acquire a company the size of CarrAmerica. Each party would be given approximately two to three weeks to conduct due diligence (subject to entering into confidentiality agreements) and submit offers to acquire CarrAmerica. After the meeting, discussions with Company C regarding a potential transaction were terminated.”

The revisions to the disclosure in the first full paragraph on page 35 of the proxy statement under the heading “The Mergers—Background of the Merger” are as follows:

“Also on March 3, the Executive Compensation Committee of our board of directors, consisting solely of independent members of our board of directors, met to consider the adoption of the Change in Control Severance Pay Plan under which certain employees of CarrAmerica and its subsidiaries would be entitled to certain payments under certain circumstances if they were terminated or if they were constructively terminated during a period of time following the consummation of a merger. The Committee discussed the importance of retaining company personnel pending consummation of the proposed merger in light of the fact that such period of time would create uncertainty among employees of CarrAmerica. After further discussion, the Committee determined that it was in the best interests of CarrAmerica to adopt the Change in Control Severance Pay Plan.”

We have revised the disclosure in the third full paragraph on page 36 of the proxy statement under the heading “The Mergers—Background of the Merger” as follows:

“Our board of directors then convened a special meeting to consider the proposed merger agreement with Blackstone. Members of our senior management team and representatives of Goldman Sachs, Hogan & Hartson and Stifel, Nicolaus also participated in the meeting. During the meeting, Mr. Carr updated the board on the negotiations with Blackstone that had taken place over the course of the last three days since the last board meeting. Representatives of Hogan & Hartson then reviewed the board’s fiduciary duties. Hogan & Hartson summarized in detail the principal terms of the merger agreement and ancillary documents, including the representations and warranties, operating covenants, other covenants regarding, among other things, the debt tender offers (including the fact that Goldman Sachs was expected to be retained by us as one of the dealer-managers in connection with the debt tender offers) and the proxy statement, the provisions regarding non-solicitation of competing acquisition proposals, closing conditions and the absence of a financing contingency, termination provisions, termination fees and expense reimbursement provisions, the guarantee by Blackstone Real Estate Partners V L.P. and the structure and financing of the proposed transaction. Representatives of Hogan & Hartson also reviewed with the board the terms of the transaction relating to the DownREIT partnerships, including the proposed treatment of the limited partnership interests in the DownREIT partnerships, our operating partnership’s senior notes and our Series E preferred stock.”

We have revised the disclosure in the first full paragraph on page 41 of the proxy statement under the heading “The Mergers—Opinion of Our Financial Advisor—Net Asset Value Analysis” as follows:

“Goldman Sachs performed a net asset value analysis on CarrAmerica using the asset valuations and net operating income projections for 2006 provided by the management of CarrAmerica and the base implied capitalization rate of 6.30% derived by Goldman Sachs from information provided by the management of CarrAmerica and the upside implied capitalization rate of 6.05% provided by the management of CarrAmerica. Goldman Sachs calculated the illustrative per share net asset value of the common stock of CarrAmerica after giving effect to estimated transaction costs of $152,860,000, as calculated by Goldman Sachs based, in part, on information provided by the management of CarrAmerica, to take into account the fact that such transaction costs would have to be incurred in connection with any sale of the assets upon liquidation. ~~Using information provided by the management of CarrAmerica,~~ Goldman Sachs calculated an illustrative per share net asset value of the common stock of CarrAmerica equal to $42.73 using the base implied capitalization rate of 6.30% and $46.15 using the upside implied capitalization rate of 6.05%. Goldman Sachs used 64,771,480 as the number of fully-diluted outstanding shares of common stock of CarrAmerica for purposes of this analysis, as obtained from the management of CarrAmerica. This number of fully-diluted outstanding shares of common stock of CarrAmerica included 58,238,179 outstanding shares, 5,116,989 shares issuable upon conversion of partnership units, 585,602 shares of unvested restricted stock, 51,395 deferred stock units, an estimated 114,131 shares of restricted stock which CarrAmerica expected to grant in 2006 and a weighted-average number of shares issuable with respect to 1,677,014 options to purchase shares of common stock of CarrAmerica (calculated using the treasury method).”

The disclosure in the first full paragraph on page 42 of the proxy statement under the heading “The Mergers—Opinion of Our Financial Advisor—Discounted Cash Flow Analysis” is revised as follows:

“Goldman Sachs calculated illustrative net present value ranges of the common stock of CarrAmerica by using projected dividend payments for CarrAmerica for the three years from 2006 through 2008 and illustrative residual value indications in the year 2008 based on multiples ranging from 13.4x to 17.4x forward estimated funds from operations per share of common stock of CarrAmerica. The range of multiples was chosen based on historical funds from operations per share of common stock multiples for CarrAmerica and selected comparable companies. The projected dividend payments and the illustrative residual value indications derived from this analysis were then discounted to an illustrative present value using discount rates ranging from 7.0% to 10.0%. Goldman Sachs determined the discount rates based upon its judgment of the estimated cost of capital of CarrAmerica, which included consideration of historical rates of return for publicly-traded common stocks, risks inherent in the industry, and specific risks associated with the continuing operations of CarrAmerica on a stand-alone basis. The discounted cash flow calculation assumed that the dividends would be paid annually.”

The revised disclosure in the second full paragraph on page 42 of the proxy statement under the heading “The Mergers—Opinion of Our Financial Advisor—Discounted cash Flow Analysis” is as follows:

“Goldman Sachs also calculated illustrative net present value ranges of the common stock of CarrAmerica by using projected dividend payments for CarrAmerica for the six years from 2006 through 2011 and illustrative residual value indications in the year 2011 based on multiples ranging from 13.4x to 17.4x forward estimated funds from operations per share of common stock of CarrAmerica. The range of multiples was chosen based on historical funds from operations per share of common stock multiples for CarrAmerica and selected comparable companies. The projected dividend payments and the illustrative residual value indications derived from this analysis were discounted to an illustrative present value using (a) discount rates ranging from 7.0% to 10.0% for the projected existing operations dividends per share of CarrAmerica common stock and related illustrative residual value indications, (b) a discount rate of 10% for the incremental projected dividends per share of CarrAmerica common stock and illustrative residual value indications related to development of unimproved land currently owned by CarrAmerica or currently owned by a joint venture to which CarrAmerica is a party, and (c) a discount rate of 12% for the incremental projected dividends per share of CarrAmerica common stock and illustrative residual value indications related to development of land that currently is neither owned by CarrAmerica nor owned by any of the joint ventures to which CarrAmerica is a party, but which may be acquired in the future. Goldman Sachs determined the discount rates based upon its judgment of the estimated cost of capital of CarrAmerica, which included consideration of historical rates of return for publicly-traded common stocks, risks inherent in the industry, and specific risks associated with the continuing operations of CarrAmerica on a stand-alone basis. The discounted cash flow calculation assumed that the dividends would be paid annually.”

The disclosure in the third full paragraph on page 42 of the proxy statement under the heading “The Mergers—Opinion of Our Financial Advisor—Selected Transactions Analysis” is revised as follows:

“Goldman Sachs analyzed premiums paid in selected announced transactions across all real estate investment trust sectors since 1997 and in the period from 2005 through 2006, based on the closing price one day prior to announcement (with the exception of one transaction, where the premium was based on the undisturbed closing price as of a prior date). Goldman Sachs analyzed 30 selected transactions since 1997, including 12 selected all-cash transactions, and 13 selected transactions in the period from 2005 through 2006, including nine selected all-cash transactions. Goldman Sachs selected the transactions on the basis of a range of factors, including the industry in which the principals to the transaction operate, the structure of the transaction, the amount of the aggregate consideration paid in the transaction and the form of consideration paid in the transaction. The following table presents the results of this analysis:”

We have revised the disclosure in the third full paragraph on page 50 of the proxy statement and the table that follows such paragraph under the heading “The Mergers—Interests of Our Directors, Executive Officers and Certain Other Persons in the Mergers—Change in Control Employment Agreements” as follows:

“The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to their change-in-control employment agreements (described above) following the merger (assuming for illustrative purposes that the executive officer’s employment is terminated on ~~May 31, 2006~~ June 30, 2006 and utilizing current base salaries and the bonus compensation amounts provided for in the agreements). The table does not include an amount referable to the value of the continued health and welfare benefits to be received by the executive officer~~, or the value of the tax “make whole” payment (described above), if applicable~~.

Executive Officers	Amount of Potential Cash Severance Payment
Thomas A. Carr	$5,383,831
Philip L. Hawkins	4,179,904	(1)
Stephen E. Riffee	2,500,440	(2)
Karen B. Dorigan	1,772,474
Linda A. Madrid	1,570,454

(1)	Does not include a tax “make whole” payment amount that could be payable to Mr. Hawkins in the event he becomes entitled to such amount pursuant to his change-in-control employment agreement, which amount is currently expected to be approximately $1.7 million based upon a June 30, 2006 termination of employment.
(2)	Does not include a tax “make whole” payment amount that could be payable to Mr. Riffee in the event he becomes entitled to such amount pursuant to his change-in-control employment agreement, which amount is currently expected to be approximately $1.1 million based upon a June 30, 2006 termination of employment.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information included in this proxy statement supplement, including under the heading “Supplemental Information—Management Projections,” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement supplement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the proxy statement under the heading “Cautionary Statement Regarding Forward-Looking Statements” and in our SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like CarrAmerica, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement supplement.

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.carramerica.com under Investor Relations—SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street

New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement supplement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, CarrAmerica Realty Corporation, 1850 K Street, N.W., Suite 500, Washington, D.C. 20006.

We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement supplement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of the proxy statement, as supplemented by this proxy statement supplement, from the date these documents are filed. Any statement contained in the proxy statement, as supplemented by this proxy statement supplement, or in a document incorporated or deemed to be incorporated by reference in the proxy statement, as supplemented by this proxy statement supplement, shall be deemed to be modified or superseded for purposes of the proxy statement, as supplemented by this proxy statement supplement, to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in the proxy statement, as supplemented by this proxy statement supplement, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the proxy statement, as supplemented by this proxy statement supplement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement supplement is dated June 27, 2006. You should not assume that the information contained in this proxy statement supplement is accurate as of any date other than that date, and the mailing of this proxy statement supplement to stockholders shall not create any implication to the contrary.

We and our directors, executive officers and other members of our management and employees may be deemed to be participants in the solicitation of proxies from our shareholders in connection with the proposed merger. Information concerning the interests of CarrAmerica’s participants in the solicitation is set forth in our proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger, as supplemented by this proxy statement supplement.

PROXY AUTHORIZATION INSTRUCTIONS

Authorize a Proxy by Telephone

Call Toll-Free 1-800-proxies (1-800-776-9437) using a touch-tone phone and follow the simple instructions to authorize a proxy to vote your shares of CarrAmerica Realty Corporation common stock. Have your proxy card available when you call.

Authorize a Proxy by Internet

Access the website www.voteproxy.com and follow the simple instructions to authorize a proxy to vote your shares of CarrAmerica Realty Corporation common stock. Have your proxy card available when you access the web page.

Authorize a Proxy by Mail

Please mark, sign and date your proxy card and return it as soon as possible in the postage pre-paid envelope provided or return it to:

American Stock Transfer & Trust Company

Operations Center

6201 15th Avenue

Brooklyn, NY 11219-9821

Your authorization of a proxy by telephone or internet must be received by 11:59 p.m., Eastern time, on July 10, 2006 in order for your votes to be counted in the final tabulation.

If you authorize your proxy by telephone or over the Internet, do not mail your proxy card.

Proxy card must be signed and dated on the reverse side.

PROXY

CARRAMERICA REALTY CORPORATION

1850 K STREET, N.W.

WASHINGTON, D.C. 20006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARRAMERICA

REALTY CORPORATION

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

The undersigned stockholder of CarrAmerica Realty Corporation, a Maryland corporation, hereby appoints Thomas A. Carr and Philip L. Hawkins, and each of them singly, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at The Willard Intercontinental Hotel, Crystal Ballroom, 1401 Pennsylvania Avenue, N.W., Washington, D.C. on July 11, 2006 at 1:00 p.m., Eastern time, and at all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2 AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

(Continued and to be signed and dated on the reverse side)

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of

Stockholders, you can be sure your shares of CarrAmerica Realty Corporation common stock are represented by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated below

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

(Please mark, sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)	Please mark your votes like this in blue or black ink: ☒

THE BOARD OF DIRECTORS OF CARRAMERICA REALTY CORPORATION RECOMMENDS A

VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED

BUT THE PROXY CARD IS SIGNED AND RETURNED, IT WILL BE

VOTED “FOR” EACH OF THE PROPOSALS BELOW.

		FOR	AGAINST	ABSTAIN

1.	Approval of the merger of CarrAmerica Realty Corporation with and into Nantucket Acquisition Inc., the Agreement and Plan of Merger, dated as of March 5, 2006, as amended, by and among CarrAmerica Realty Corporation, CarrAmerica Realty Operating Partnership, L.P., Carr Realty Holdings, L.P., CarrAmerica Realty, L.P., Nantucket Parent LLC, Nantucket Acquisition Inc., Nantucket CRH Acquisition L.P. and Nantucket CAR Acquisition L.P., and the other transactions contemplated by the Agreement and Plan of Merger, as amended.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Approval of any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement, as amended, and the other transactions contemplated by the merger agreement, as amended.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

☐ CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Signature:	Signature:	Dated:

IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as name appears on the records of CarrAmerica Realty Corporation. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such above the signature(s).

☐ MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW.